Exhibit 10.1



                               Simtek Corporation
                        4250 Buckingham Drive, Suite 100
                           Colorado Springs, CO 80907
                     Tel: (719) 531-9444 Fax: (719) 531-9481



April 25, 2006

Mr. Brian P. Alleman
[Home address]
Colorado Springs, CO  80921

Dear Brian,

I am pleased to extend to you this offer of employment to join SIMTEK Corporation as Vice-president, and Chief Financial Officer. You will be expected to perform, as part of your duties, the role of Simtek Corporate Secretary. In consideration for all services rendered by you in such employment, you will be paid at a monthly rate of $18,750, paid semi-monthly, which equates to a base annual salary of $225,000. In this capacity you will be eligible to participate in the Executive Incentive Bonus Plan (EIBP). The details of this Plan are being finalized by the Compensation Committee of the Board of Directors. Your target bonus incentive payment at 100% performance to the goals as set forth in the EIBP is 50% of your base salary, or $112,500.

Simtek acknowledges and agrees that you will remain a partner of, and have and will retain an interest in, Tatum LLC ("Tatum"), which will benefit the Company in that you will have access to certain Tatum resources on behalf of Simtek. Simtek also acknowledges that certain financial obligations will continue to accrue to Tatum according to that certain agreement entered into between Simtek and Tatum, and will pay those obligations according to the agreement between Tatum and Simtek.

Upon commencement of your employment with Simtek, Simtek plans to grant you an option to purchase 750,000 shares of Simtek Common Stock. The exercise price, and other terms and conditions associated with this option will be determined at a later date. During the course of your employment by Simtek, unless otherwise amended by mutual consent of all parties, you will share with Tatum a portion of your economic interest in any stock options or equity bonus that the Company may grant to you and may also share with Tatum a portion of any cash bonus and separation compensation Simtek may pay you, to the extent specified in that certain Part-Time Engagement Resources Agreement between the Company and Tatum (the "Resources Agreement"). The Company acknowledges and consents to such arrangement.

Either Simtek, or you, can terminate this agreement immediately upon written notice of such termination to the other party. In the event Simtek terminates your employment without good cause, or you terminate your employment for good cause, you will be provided with separation pay equal to three months, from the date of notice, at full base salary, and three additional months at 50% of full base salary. If, for any reason, you choose to terminate your employment, or Simtek terminates your employment for good cause, you will forfeit this separation pay.

As part of your employment you will be eligible for Simtek's standard benefits, as defined from time to time, to include health and life insurance, holiday and vacation pay, and long and short-term disability coverage. You will be eligible to participate in SIMTEK Corporation's 401(k) Retirement Savings Plan commencing the first day following your first full month of employment. You will accrue vacation at a rate of 1.67 days per month. This is equivalent to 20 days per year.

In lieu of participating in the Simtek-sponsored employee medical insurance plan, you may choose to remain on your current medical plan. If you choose to remain on your current plan Simtek will reimburse you for the lesser of the normal amount that Simtek would have paid for you to participate in the Simtek-sponsored plan, or one half of the amount you have paid for such medical insurance for you and your family of up to $225 per month, upon presentation of reasonable documentation of premiums paid. In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.

In your capacity, you will be a key participant in determining appropriate levels of Directors and Officers Insurance. It is expected that both you, and Simtek, will ensure that appropriate coverage is maintained.

Unless you've already signed the following documents, as part of your employment with SIMTEK you will be expected to execute, within the first week of becoming full time, the SIMTEK Invention and Patent Agreement and the SIMTEK Confidentiality, Proprietary Information, and Trade Secret Agreement, Simtek's Code of Business Conduct and Ethics and Simtek's Insider Trading Policy. Copies of these documents will be provided to you separately, unless already signed by you. You will also be expected to sign the Employment Eligibility Verification Form I-9 published by the Immigration and Naturalization Services in order to comply with the Immigration Reform and Control Act. A copy of Form I-9 will be provided if you haven't already completed it as part of your part time employment previously.

This offer expires 4/30/06. I look forward to your favorable response to this offer and to you joining the SIMTEK team on a full time basis.

Sincerely,

/s/ Harold A. Blomquist

HAROLD A. BLOMQUIST
President and Chief Executive Officer


I hereby accept the terms of this offer

/s/Brian P. Alleman                                               April 25, 2006
--------------------------------------------------------------------------------
Brian P. Alleman                                                  Date